Exhibit 99.1

Long Island Iced Tea Corp.

to Present at the RedChip Global Online Microcap Conference

HICKSVILLE, NY, February 8, 2016 – Long Island Iced Tea Corp. (OTCQB: LTEA) (the “Company”), a growth-oriented company focused on the ready-to-drink (“RTD”) tea segment in the beverage industry, today announced that it is scheduled to present at the RedChip Global Online Microcap Conference on Thursday, February 11, 2016, at 12:30 p.m. Eastern time. The presentation will be available through webcast and include a live question and answer session. The webcast will be available at www.redchip.com/company/consumer/LTEA/302/ltea.

Philip Thomas, Chief Executive Officer of Long Island Iced Tea Corp., commented, “We are excited to be presenting at the upcoming RedChip conference, providing an additional opportunity to discuss our business and growth strategy.”

For more information about Long Island Iced Tea Corp., please visit www.longislandicedtea.com/investors.

About RedChip Global Online Microcap Conference

The RedChip Global Online Microcap Conference brings together investors and executives of leading microcap companies, representing a broad spectrum of industries and sectors, including oil & gas, technology, mining, healthcare, consumer goods, energy, and more. More than 10,000 investors attend RedChip’s microcap conference series each year. More information on the conference is available at www.redchip.com.

About Long Island Iced Tea Corp.

Headquartered in Long Island, New York, Long Island Iced Tea Corp. operates in the ready-to-drink tea segment of the beverage industry. The Company has developed non-alcoholic, premium iced tea bottled beverages made with quality ingredients that are offered at an affordable price. The Company is currently organized around its flagship brand Long Island Iced Tea, a premium, ready-to-drink iced tea sold primarily on the East Coast of the United States through a network of distributors. The Company’s website is www.longislandicedtea.com.

Contacts:

For Investors

Phil Thomas

Long Island Iced Tea Corp.

1-855-542-2832

info@longislandteas.com